Exhibit 5.1

Posternak

Posternak Blankstein & Lund LLP

December 18, 2008

Board of Directors

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

Re:	Registration Statement on Form S-8/2008 Employee Stock Purchase Plan

Ladies and Gentlemen:

This opinion is rendered to Radian Group Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 2,000,000 shares of Common Stock, par value $.001 per share (the “Shares”), of the Company to be issued in connection with the Company’s 2008 Employee Stock Purchase Plan (the “Plan”).

We have acted as counsel to the Company in connection with the preparation of the Registration Statement. In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws; (c) certain records of the Company’s corporate proceedings as reflected in its minute books; (d) the Plan; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

We express no opinion herein concerning the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware.

In rendering the opinion expressed herein, we assume that all steps necessary to comply with the registration requirements of the Act and with applicable requirements of state law regulating the sale of securities will be duly taken.

Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been duly authorized for issuance by all necessary corporate action and, when issued and delivered in the manner and on the terms set forth in the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Posternak Blankstein & Lund LLP

By:	/s/ Michael L. Andresino
A Partner thereof

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